                                                                    Exhibit 99.3
Contact:
Scott Lamb at (713) 267-3826

February 13, 2002

        KAISER ALUMINUM GRANTED INTERIM USE OF UP TO $100 MILLION OF $300
               MILLION DIP FINANCING IN VOLUNTARY CHAPTER 11 CASE

                         COURT APPROVES FIRST-DAY ORDERS

HOUSTON, Texas, February 13, 2002 - Kaiser Aluminum Corporation (NYSE:KLU) said today that the company has received interim approval from the Bankruptcy Court to use up to $100 million of its $300 million in Debtor-in-Possession (DIP)
financing, together with existing invested cash, to continue operations, pay employees, and purchase goods and services going forward during its voluntary
Chapter 11 case. At today's hearing, the company received Court approval to, among other things, pay pre-petition and post-petition wages, salaries, and benefits to its employees, and to honor obligations to its customers.

Interim approval of a portion of the total DIP commitment is common in Chapter
11 reorganization cases. A final hearing on the DIP facility is expected to occur in the next 30 days. The approval of only a portion of the facility is not an issue for Kaiser, as usage of the DIP facility in the near-term is expected to be limited to issuance of letters of credit. Immediate borrowings under the
DIP facility are not anticipated as Kaiser has adequate invested cash for the foreseeable future at the petition date.

"We are pleased with the Court's prompt approval of the first-day orders," said
Jack Hockema, President and CEO of Kaiser. "The interim approval of our DIP financing, combined with the company's invested cash, should provide adequate funding to meet our employee and supplier obligations as well as build on the performance improvement initiatives we have recently put in place. Kaiser's operations, production and delivery schedules will continue without interruption. We appreciate the support being shown by our employees, customers and suppliers as we begin the restructuring process."

For additional information on Kaiser's restructuring, visit the company's web site at www.kaiseral.com http://www.kaiseral.com/ or call the Kaiser restructuring hotline at 1-888-829-3340 or 1-402-220-0856.

Kaiser Aluminum is a leading producer of alumina, primary aluminum and fabricated aluminum products.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

                                     F-917